PROMISSORY NOTE MODIFICATION AGREEMENT

THIS AGREEMENT is made as of the30th day of June 2017, by and between Catamaran Services, Inc., a Delaware corporation (the “Holder”) and Mendocino Brewing Company, Inc., a California corporation (the “Maker”).

RECITALS

A. Holder has loaned to Maker certain moneys evidenced by seven (7) promissory notes (individually a “Note” and collectively the “Notes”) as follows:

January 22, 2014	$500,000
April 24, 2014	$500,000
February 5, 2015	$500,000
June 30, 2015	$500,000
March 14, 2016	$325,000
March 30, 2016	$75,000
May 22, 2017	$200,000
Total	$2,600,000

B. The Notes are currently unsecured, not subject to any guarantee by any third party, nor has Maker granted a security interest in its property to Holder in relation to the Notes; and

C. In order to secure additional loans from Holder, Maker is willing to modify the Notes in order to grant to Holder a security interest in all of Makers property.

D. Notwithstanding any terms to the contrary in that Credit And Security Agreement, dated June 23, 2011 (the “Credit Agreement”), MB Financial Bank, N.A, successor in interested to Cole Taylor Bank, has agreed and acknowledged that Maker may grant to Holder the security interest in Maker’s property as described in this Agreement and in subsequent promissory notes by Maker in favor of Holder, as set forth in Subordination Agreement entered into July 11, 2017 and attached hereto as Attachment A.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Holder and Maker agree as follows:

AGREEMENT

1. Maker hereby acknowledges that as of June 30, 2017 the unpaid principal balance of the Notes is $$2,600,00 and accrued interest of $301,686, and that the interest on that sum is payable at the rate set out in the Notes and (a) agrees that any extensions, renewals, or forbearance of any portion of the obligations evidenced by the Notes shall in no way affect Maker’s liability under the Notes; and (b) agrees to pay all principal and interest of the Notes in the time and manner set forth in the Notes.

2. As security for the prompt and full satisfaction of the outstanding principal balances of the Notes, and all other sums due under the Notes, Maker agrees that Holder shall upon the execution of the Agreement have, and Maker hereby grants to and creates in favor of Holder, a lien and security interest in any and all of the assets, real, personal and intangible of the Maker and Maker’s subsidiary Releta Brewing Company, LLC (collectively “Property”). Except for that security interest in Maker’s Property granted to MB Business Credit, successor in interested to Cole Taylor Bank pursuant to the Credit Agreement, any Permitted Liens (as defined in the Credit Agreement), and any other security interests that may be granted to Holder now or in the future, Maker agrees that it shall not, without the prior written consent of the Holder, grant or create or permit to attach or exist any mortgage, security interest, lien, judgment, or other encumbrance on or in any of the Property or any portion thereof. Maker agrees that to the fullest extent allowed by law, the Holder’s security interest in the Property shall be of the same nature and to the same extent at the security interest granted pursuant to the Credit Agreement. Maker agrees that it shall preserve and protect Holder’s security interest in the Property. In addition to all rights and remedies given to Holder by this Agreement, Holder shall have all the rights and remedies of a secured party under the Uniform Commercial Code (the “UCC”). The parties hereto agree that this Agreement constitutes a security agreement under the UCC. Maker agrees from time to time at the request of Holder to file or record, or cause to be filed or recorded, such instruments, documents or notices, including assignments, financing statements and continuation statements as the Holder may deem reasonably necessary or advisable from time to time in order to perfect, to continue perfected and to preserve the priority of such lien and security interest.

3. Holder agrees and acknowledges that the security interest granted to Holder by Maker in this Agreement is subject and subordinated to the security interest of MB Business Credit, successor in interested to Cole Taylor Bank, as that security interest is described in the Credit Agreement.

4. Holder hereby agrees to the amendment of the terms of the Notes to the extent specifically set forth in this Agreement, but only on the conditions stated in Paragraphs 1, 2, and 3, above, and on the further condition that the amendment shall not prejudice any present or future rights, remedies, benefits, or powers belonging or accruing to Holder under the terms of the Notes as hereby amended.

5. Except as otherwise provided in this Agreement, the Notes shall remain unaffected, unchanged, and unimpaired by reason of the foregoing amendments.

6. If any provision of this Agreement or the Notes shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision(s) of this Agreement or Notes, but this Agreement and the Notes shall be construed as if this Agreement and the Notes had never contained the invalid or unenforceable provision(s).

5. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

6. This Agreement shall be construed and governed by the laws of the State of California.

7. This Agreement shall be binding upon and inure to the benefit of Holder and Maker, their respective heirs, legal representatives, successors and assigns, without limitation. Holder and Maker and the persons signing below warrant that the person signing below on such Holder’s and Maker’s behalf is authorized to do so and to bind such party to the terms of this Agreement.

8. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject of this Agreement and shall supersede all prior written and oral agreements concerning this subject matter. This Agreement may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of the respective parties. Each party acknowledges that it has read this Agreement, fully understands all of this Agreement’s terms and conditions, and executes this Agreement freely, voluntarily and with full knowledge of its significance. This Agreement is entered into by the Parties with and upon advice of counsel. The interpretation of this Agreement shall be without regard to which party is the “drafting party” and the Parties waive the benefit of any law providing otherwise.

9. Counterparts. This Agreement may be executed in counterparts, including by facsimile or “pdf”, and such counterparts together shall constitute but one original of the Agreement. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

HOLDER	MAKER
Catamaran Services, Inc.	Mendocino Brewing Company, Inc.
a Delaware corporation.	a California corporation

/sd/	/sd/
Rajwinder Kaur, Director	Mahadevan Narayanan,
Chief Financial Officer

ATTACHMENT A

SUBORDINATION AGREEMENT

ATTACH SUBORDINATION AGREEMENTHERE